Exhibit 4.61

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (the "Agreement"), dated June 12, 2012, by and between Box Ships Inc., a Marshall Islands corporation (the "Company") and Neige International Inc., a Marshall Islands corporation (the "Purchaser").

WHEREAS, Allseas Marine S.A. ("Allseas"), a Liberian company and the commercial and technical manager of the Company, has entered into agreements (the "Acquisition Agreements") with Newcontainer No. 1 Shipping Inc., a subsidiary of Orient Overseas Container Line Limited, to acquire one 1995-built, 5,344 TEU containership, the OOCL Hong Kong, and one 1996-built, 5,344 TEU containership, the OOCL China (collectively, the "Acquisition Vessels"), for an aggregate purchase price of $62.3 million;

WHEREAS, Allseas has assigned its responsibilities under the Acquisition Agreements to the Company;

WHEREAS, in order to fund a portion of the purchase price of the Acquisition Vessels, the Company's board of directors has determined it is in the best interests of the Company to issue and sell to the Purchaser or its nominee on the terms and conditions set forth herein one million three hundred thirty-three thousand three hundred thirty-three (1,333,333) shares of the Company's 9.75% Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, having the terms, rights, preferences and privileges set forth in the Statement of Designation of the Rights, Preferences and Privileges to be filed with the Registrar of Corporations of the Republic of the Marshall Islands as an amendment to the Company's Amended and Restated Articles of Incorporation in substantially the same attached hereto as Exhibit A, (the "Shares") and warrants to purchase one million three hundred thirty-three thousand three hundred thirty-three (1,333,333) shares of the Company's common stock, par value $0.01 per share (the "Warrants"); and

WHEREAS, it is a condition of the issuance and sale of the Shares and the Warrants that the Company and the Purchaser enter into a registration rights agreement for the Shares, Warrants and the shares of the Company's common stock, par value $0.01 per share, issuable upon exercise of the Warrants (the "Warrant Shares") (the "Registration Rights Agreement").

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF SHARES AND WARRANTS

Upon the terms and subject to the conditions of this Purchase Agreement:

1.1           Issuance and Purchase of Shares and Warrants.  On the Closing Date (defined below), upon the conditions set forth herein, the Company agrees to sell to the Purchaser or its nominee, and the Purchaser agrees to purchase the Shares and the Warrants.  In consideration for the Shares and the Warrants, the Purchaser shall pay in immediately available funds for the Shares and the Warrants, a purchase price of $28.875 per Share, totaling $38,499,990.375 in aggregate.

1.2           Terms of the Warrants.  The Warrants shall be in the form attached hereto as Exhibit B.

1.3           Closing, Delivery of Purchase Securities.

a.           The purchase and sale of the Shares and the Warrants shall take place at the offices of the Company, 15, Karamanli Avenue, Voula 16673, Athens, Greece, on June 12, 2012 (the "Closing Date"), or at such other time or place as the Company and the Purchaser shall mutually agree (which such time and place are designated the "Closing").

b.           Prior to the Closing Date, the Purchaser shall deliver to the Company any and all information relating to the Purchaser or their respective nominee as may be required by the Company's transfer agent in order to issue the Shares and the Warrants.

c.           At the Closing, the Company shall deliver to the Purchaser or its nominee (i) the certificates or other evidence of the issuance of the Shares in the name of the Purchaser and (ii) the certificates evidencing the Warrants.

c.           At the Closing, the Purchaser and the Company shall execute and deliver the Registration Rights Agreement.

ARTICLE II
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY

The Company hereby represents and warrants to, and agrees with the Purchaser, as of the date hereof and the Closing Date, as follows:

2.1           Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands.

2.2           Capacity; Authority; Validity.  The Company has all necessary capacity, power and authority to enter into this Agreement and to perform all the obligations to be performed by the Company hereunder; this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of the Company; this Agreement has been duly executed and delivered by the Company; and assuming the due execution and delivery of this Agreement by the Purchaser, this Purchase Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2

2.3           Consent and Approvals; No Violation.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Company's Amended and Restated Articles of Incorporation or Amended and Restated By-laws; (b) require any consent, approval, authorization or permit of, or filing with or notification to; any governmental entity other than those that have been made or obtained; (c) result in a default (or give rise to any right of amendment, termination, cancellation, consent, acceleration or loss of material benefit) under the terms, conditions or provisions of any material agreement to which the Company is a party or by which any of the property or assets of the Company may be bound, except in such cases where the requisite waivers or consents have been obtained; or (d) violate any judgment, order, writ, decree, law, rule or regulation applicable to the Company, in each case that would have a material adverse effect on the legality, validity or enforceability of this Agreement or the Company's performance of its obligations hereunder.

2.4           No Litigation.  There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against or affecting the Company which would adversely affect or challenge the legality, validity or enforceability of this Agreement or the transactions contemplated hereby.

2.5           Issuance of the Securities.  The Shares and the Warrant Shares are duly authorized, and when issued and paid for in accordance with the terms of this Agreement and the Warrants, will be validly issued, fully paid and non-assessable and free and clear of all liens and encumbrances imposed by the Company and restrictions on transfer other than as set forth in this Agreement and the Warrants. The Warrants are duly authorized, and when duly executed and delivered in accordance with the terms of this Agreement, will be legally binding obligations of the Company and free and clear of all liens and encumbrances imposed by the Company and restrictions on transfer other than as set forth under applicable securities laws, in this Agreement and the Warrants.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE PURCHASER

The Purchaser hereby represents and warrants to, and agrees with the Company, as of the date hereof and the Closing Date, as follows:

3.1           Accredited Investor.  The Purchaser and any nominee thereof is an "Accredited Investor" within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the "Securities Act").

3.2           Acquiring Shares for Own Account.  The Purchaser and any nominee thereof is acquiring the Shares, the Warrants and any Warrant Shares from the Company for its own account solely for the purpose of investment and without a view to any resale or other distribution thereof in violation of the Securities Act.

3.3           Knowledge in Business.  The Purchaser and any nominee thereof has sufficient knowledge and experience in business, financial and investment matters so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof.

3

3.4           No General Solicitation.  Neither the Purchaser nor any nominee thereof has been offered any Shares or Warrants by any means of general solicitation or advertising, including any of the following:

a.	any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio,

or

b.	any seminar or meeting whose attendees have been invited by general solicitation or advertising.

3.5           Access to Information.  The Purchaser and any nominee thereof had access to such information regarding the Company and its affairs as is necessary to enable it to evaluate the merits and risks of an investment in the Shares and Warrants.

3.6           Purchaser Acknowledgement.  The Purchaser and any nominee thereof acknowledges that (i) the Shares, the Warrants and the Warrant Shares (collectively, the "Securities") are all "restricted securities," as defined in Rule 144 under the Securities Act, (ii) a stop transfer order will be in effect and (iii) the Securities cannot not be sold, transferred, pledged or hypothecated in the absence of an effective registration statement for such securities under the Securities Act or an opinion of counsel satisfactory to the Company that registration is not required under the Securities Act.

3.7           No Registration.  The Purchaser understands that the Securities have not been registered under the Securities Act of 1933, as amended, (the "Securities Act"), the Shares and the Warrants are being sold in a transaction that is exempt from the registration requirements of the Securities Act and that the Securities may not be re-offered or resold except as permitted in the following sentence.  The Purchaser agrees that it will resell the Securities only (a) to the Company, its successors or assigns, (b) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (c) pursuant to an exemption from registration provided by Rule 144 under the Securities Act or another available exception from registration, or (d) pursuant to an effective registration statement under the Securities Act, and the Purchaser further agrees to provide to any person purchasing any of the Securities from it a notice advising such purchaser that resales of the Securities are restricted as stated herein.  The Purchaser understands that any certificates for the Securities shall carry a restrictive legend to such effect.

3.8           Resale.  The Purchaser understands that, on any proposed resale of the Securities, it will be required to furnish the Company such certification, legal opinions and other information as the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions.

3.9           Restrictive Legend.  The Company has made the Purchaser aware that a legend will be placed on the share certificates stating that the Securities have not been registered under the Securities Act and referring to the restrictions on transferability and sale of the Securities.

4

a.           Each certificate for the Shares shall have conspicuously written, printed, typed or stamped upon the face thereof, or upon the reverse thereof with a conspicuous reference on the face thereof, the following legend:

"THE 9.75% SERIES B CUMULATIVE REDEEMABLE PERPETUAL PREFERRED SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND COMPLIANCE WITH SUCH STATE LAWS OR (II) AN APPLICABLE EXEMPTION THEREFROM AND AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED."

b.           Each certificate for the Warrants shall have conspicuously written, printed, typed or stamped upon the face thereof, or upon the reverse thereof with a conspicuous reference on the face thereof, the following legend:

"THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUED UPON ANY EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND COMPLIANCE WITH SUCH STATE LAWS OR (II) AN APPLICABLE EXEMPTION THEREFROM AND AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED."

c.           Each certificate for the Warrant Shares shall have conspicuously written, printed, typed or stamped upon the face thereof, or upon the reverse thereof with a conspicuous reference on the face thereof, the following legend:

"THE SHARES OF COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND COMPLIANCE WITH SUCH STATE LAWS OR (II) AN APPLICABLE EXEMPTION THEREFROM AND AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED."

5

3.10           Capacity; Authority; Validity.  The Purchaser has all necessary capacity, power and authority to enter into this Agreement and to perform all the obligations to be performed the Purchaser hereunder; this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary action of the Purchaser; this Agreement has been duly executed and delivered by the Purchaser; and, assuming the due execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against such Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.11           Consent and Approvals; No Violation.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Purchaser's respective organizational or charter documents; (b) require any consent, approval, authorization or permit of, or filing with or notification to; any governmental entity other than those that have been made or obtained; (c) result in a default (or give rise to any right of amendment, termination, cancellation, consent, acceleration or loss of material benefit) under the terms, conditions or provisions of any material agreement to which any Purchaser is a party or by which any of the property or assets of any Purchaser may be bound, except in such cases where the requisite waivers or consents have been obtained; or (d) violate any judgment, order, writ, decree, law, rule or regulation applicable to any Purchaser, in each case that would have a material adverse effect on the legality, validity or enforceability of this Agreement or the performance by such party of its obligations hereunder.

3.12           No Litigation.  There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against or affecting the Purchaser which would adversely affect or challenge the legality, validity or enforceability of this Agreement or the transactions contemplated hereby.

ARTICLE IV
MISCELLANEOUS

4.1           Notices.  All notices and other communications by the Purchaser or the Company hereunder shall be in writing to the other party and shall be deemed to have been duly given when delivered in person or by an overnight courier service, or sent via telecopy transmission and verification received, or when posted by postal service, registered or certified mail, return receipt requested with postage prepaid, at the address set forth on the signature page hereto or to such other addresses as a party may from time to time designate to the other party by written notice thereof, effective only upon actual receipt.

4.2           Assignment.  This Agreement shall not be assigned by either party without the other's prior written consent.

4.3           Entire Agreement.  This Agreement constitutes the entire agreement by the parties hereto and supersedes any other agreement, whether written or oral, that may have been made or entered into between them relating to the matters contemplated hereby.

6

4.4           Amendments and Waivers.  This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by both of the parties hereto or, in the case of a waiver, by the party waiving compliance.

4.5           Captions; Counterparts, Execution.  The captions in this Purchase Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Purchase Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

4.6           Governing Law and Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.  Any legal action or proceeding in connection with this Agreement or the performance hereof may be brought in the state and federal courts located in the Borough of Manhattan, City, County and State of New York, and the parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

4.7           Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

4.8           Further Assurances.  Each of the parties shall, at all times, and from time to time, upon the request of the other party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts as may be required to consummate the transactions contemplated in this Agreement as they are herein contemplated.  Each party shall, and shall use its commercially reasonable efforts to assure that any necessary third party shall, execute and deliver such documents and do such other acts and things as the other party may reasonably require for the purpose of giving to that other party the full benefit of all the provisions of this Agreement, and as may be reasonably required to complete the transactions contemplated in this Agreement.

[Signature Page Follows]

7

IN WITNESS WHEREOF, the Purchaser and the Company have caused this Purchase Agreement to be duly executed as of the date first above written.

BOX SHIPS INC.

By:	/s/ Robert Perri
Name: Robert Perri
Title: Chief Financial Officer

NEIGE INTERNATIONAL INC.

By:	/s/ Michael Bodouroglou
Name: Michael Bodouroglou
Title: President

8

EXHIBIT A

STATEMENT OF DESIGNATION OF THE RIGHTS, PREFERENCES AND PRIVILEGES

OF

9.75% SERIES B CUMULATIVE REDEEMABLE PERPETUAL PREFERRED SHARES

OF

BOX SHIPS INC.

The undersigned, Mr. Michael Bodouroglou and Ms. Maria Stefanou do hereby certify:

1.           That they are the duly elected and acting Chief Executive Officer and Secretary, respectively, of Box Ships Inc., a Marshall Islands corporation (the "Corporation").

2.           That pursuant to the authority conferred by the Corporation's Amended and Restated Articles of Incorporation, the Corporation's Board of Directors (the "Board of Directors") on June 12, 2012 adopted the following resolutions designating and prescribing the relative rights, preferences and limitations of the 9.75% Series B Cumulative Redeemable Perpetual Preferred Shares (the "Series B Preferred Shares"):

RESOLVED, pursuant to the authority vested in the Board of Directors by the Corporation's Amended and Restated Articles of Incorporation, the Board of Directors does hereby establish a series of preferred stock of the Corporation, par value $0.01 per share, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

1.           Designation.  The distinctive serial designation of such series of Preferred Shares is "9.75% Series B Cumulative Redeemable Perpetual Preferred Shares."  Each Series B Preferred Share shall be identical in all respects to every other Series B Preferred Share, except as to the respective dates from which the Series B Liquidation Preference shall increase or from which dividends may begin accruing, to the extent such dates may differ. The Series B Preferred Shares represent perpetual equity interests in the Corporation and shall not give rise to a claim for payment of a principal amount at a particular date.

2.           Shares.

(a) Number.  The Series B Preferred Shares shall have a par value of $0.01 per share and the number of shares constituting such series shall initially be 2,500,000, which number the Board of Directors may from time to time increase or decrease (but not below the number of Series B Preferred Shares then outstanding).  Series B Preferred Shares that are purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued Preferred Shares undesignated as to series.

(b) Securities Depository.  The Series B Preferred Shares may be represented by a single certificate registered in the name of the Securities Depository or its nominee. So long as the Securities Depository shall have been appointed and is serving, payments and communications made by the Corporation to Holders of the Series B Preferred Shares shall be made by making payments to, and communicating with, the Securities Depository.

3.           Dividends.

(a)           Dividends shall be cumulative and shall accrue on outstanding shares of Series B Preferred Share at the applicable Dividend Rate from June 12, 2012 with respect to Series B Preferred Shares issued on June 12, 2012 and from July 1, 2012 with respect to Series B Preferred Shares issued after June 12, 2012 until such time as the Corporation pays the dividend or redeems the shares in full in accordance with Sections 6 or 7 below. Dividends on Series B Preferred Shares shall accrue whether or not such dividends shall have been declared by the Board of Directors or authorized or paid by the Corporation, and whether or not the Corporation has profits, surplus, or other funds legally available for the payment of dividends. Dividends shall accumulate in each Dividend Period from and including the preceding Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date), to but excluding the next Dividend Payment Date for such Dividend Period, and dividends shall accrue on accumulated dividends at the applicable Dividend Rate. If any Dividend Payment Date otherwise would fall on a date that is not a Business Day, declared dividends shall be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Any dividend payable on the Series B Preferred Shares shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

Subject to the prior and superior right of the Holders of any Senior Securities (the issuance of which would require the affirmative vote of the Holders of the Series B Preferred Shares as set forth in Section 5), Holders of shares of Series B Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, preferential cumulative quarterly dividends payable in cash on each Dividend Payment Date, commencing on the first Dividend Payment Date after the first issuance of a Series B Preferred Share, in an amount per share equal to the applicable Dividend Rate.

(b)           Increase in Dividend Rate following a Cross Default, Dividend Payment Default or Failure to Redeem.  The Dividend Rate shall increase upon the occurrence of:

1.  Effective as of the date of such Cross Default, Dividend Payment Default or Failure to Redeem, and without duplication if more than one such event shall have occurred and is continuing at any time, the Dividend Rate payable on the Series B Preferred Shares shall increase to a number that is 1.25 times the Dividend Rate payable on the Series B Preferred Shares as of 5:00 p.m., New York City time, on the day immediately preceding the date of such Cross Default, Dividend Payment Default or Failure to Redeem; and

2.  On each subsequent Dividend Payment Date, the Dividend Rate payable in respect of the succeeding quarterly Dividend Period shall increase to a number that is 1.25 times the Dividend Rate payable on the Series B Preferred Shares as in effect as of 5:00 p.m., New York City time, on the day immediately preceding such Dividend Payment Date;

in each case until no Cross Default or Dividend Payment Default exists or, in the case of a Failure to Redeem, until all the Series B Preferred Shares are no longer outstanding.

Notwithstanding the foregoing, in no event shall dividends accrue on the Series B Preferred Shares at a rate greater than 25% per annum. If a Cross Default or Dividend Payment Default, as applicable, ceases to exist (as evidenced by the delivery of an Officer's Certificate by the Corporation to the Registrar and Transfer Agent), the Dividend Rate payable on the Series B Preferred Shares shall be reduced, effective as of the date such Cross Default or Dividend Payment Default ceases to exist, to such Dividend Rate that would have been applicable had such Cross Default or Dividend Payment Default never existed.

(c) Payment and Priorities of Dividends. Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, the Corporation shall pay those dividends, if any, on the Series B Preferred Shares that shall have been declared by the Board of Directors to the holders of record of such shares as such Holders' names appear on the stock transfer books of the Corporation maintained by the Registrar and Transfer Agent on the applicable dividend Record Date. The applicable Record Date (the "Record Date") for any dividend payment shall be the Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date shall be such date as may be designated by the Board of Directors in accordance with the Corporation's Bylaws and this Statement of Designation.

No dividend shall be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series B Preferred Shares and any Parity Securities through the most recent Dividend Payment Date.

Accumulated dividends in arrears for any past Dividend Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to Holders of the Series B Preferred Shares on the record date for such payment, which may not be more than 60 days before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series B Preferred Shares and any Parity Securities shall have not been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated dividends in arrears on the Series B Preferred Shares shall be made in order of their respective Dividend Payment Dates, commencing with the earliest. If less than all dividends payable with respect to all Series B Preferred Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to shares of Series B Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series B Preferred Shares shall not be entitled to any dividend in excess of full cumulative dividends. Except insofar as dividends accrue on the amount of any accumulated and unpaid dividends as described in Section 3(a), no interest or sum of money in lieu of interest shall be payable in respect of any dividend payment which may be in arrears on the Series B Preferred Shares. If Series B Preferred Shares are held of record by the nominee of the Securities Depository, declared dividends shall be paid to the Securities Depository in same day funds on each Dividend Payment Date.

4.           Liquidation Rights

(a)         Liquidation Event.  Upon the occurrence of any Liquidation Event, Holders of Series B Preferred Shares shall be entitled to receive out of the assets of the Corporation or proceeds thereof legally available for distribution to shareholders of the Corporation, after satisfaction of all liabilities, if any, to creditors of the Corporation and subject to the rights of holders of any shares of Senior Securities or Parity Securities then outstanding in respect of distributions upon a Liquidation Event, and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Shares and any other classes or series of Junior Securities as to such distribution, a liquidating distribution or payment in full redemption of such Series B Preferred Shares in an amount equal to the Series B Liquidation Preference. For purposes of clarity, upon the occurrence of any Liquidation Event, (i) the holders of then outstanding Senior Securities shall be entitled to receive the applicable Liquidation Preference on such Senior Securities before any distribution shall be made to the Holders of the Series B Preferred Shares and (ii) the Holders of outstanding Series B Preferred Shares shall be entitled to the Series B Liquidation Preference per share in cash before any distribution shall be made to the holders of the Corporation's Common Shares or any other Junior Securities. Holders of Series B Preferred Shares shall not be entitled to any other amounts from the Corporation, in their capacity as Holders of such shares, after they have received the Series B Liquidation Preference. The payment of the Series B Liquidation Preference shall be a payment in redemption of the Series B Preferred Shares such that, from and after payment of the full Series B Liquidation Preference, any such Series B Preferred Share shall thereafter be cancelled and no longer be outstanding

(c)           Partial Payment. If, in the event of any distribution or payment described in Section 4(a) above where the Corporation's assets available for distribution to Holders of the outstanding Series B Preferred Shares and any Parity Securities are insufficient to satisfy the applicable Liquidation Preference, the Corporation's assets then remaining shall be distributed among the Series B Preferred Shares and any Parity Securities, as applicable, ratably on the basis of their relative aggregate Liquidation Preferences. To the extent that the Holders of Series B Preferred Shares receive a partial payment of their Series B Liquidation Preference, such partial payment shall reduce the Series B Liquidation Preference of their Series B Preferred Shares, but only to the extent of such amount paid.

(d)           Residual Distributions. After payment of the applicable Liquidation Preference to the Holders of the outstanding Series B Preferred Shares and Parity Securities, the Corporation's remaining assets and funds shall be distributed among the holders of the Common Shares and any other Junior Securities then outstanding according to their respective rights and preferences.

5.           Voting Rights.

(a)           General.  The Series B Preferred Shares shall have no voting rights except as set forth in this Section 5 or as otherwise provided by the BCA.

(b)           Right to Elect Two Directors. In the event that six quarterly dividends, whether consecutive or not, payable on the Series B Preferred Shares are in arrears, the Holders of Series B Preferred Shares shall have the right, voting separately as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, at the next meeting of shareholders called for the election of directors, to elect two members of the Board of Directors, and the size of the Board of Directors shall be increased as needed to accommodate such change. The right of such Holders of Series B Preferred Shares to elect a member of the Board of Directors shall continue until such time as all dividends accumulated and in arrears on the Series B Preferred Shares shall have been paid in full, at which time such right shall terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends as described above in this Section 5(b). Upon any termination of the right of the Holders of the Series B Preferred Shares and holders of any other Parity Securities, if issued, to vote as a class for such director, the term of office of the director then in office elected by such holders voting as a class shall terminate immediately. Any director elected by the Holders of the Series B Preferred Shares, if issued, and holders of any other Parity Securities shall be entitled to one vote on any matter before the Board of Directors.

(c) Voting Power. For any matter described in this Section 5 in which the Holders of the Series B Preferred Shares are entitled to vote as a class, such Holders shall be entitled to one vote per Series B Preferred Share.

(d) Other Voting Rights. Unless the Corporation shall have received the affirmative vote or consent of the Holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a single class, the Corporation may not:

1.           Adopt any amendment to the Articles of Incorporation that adversely alters the preferences, powers or rights of the Series B Preferred Shares; or

2.           Issue any Parity Securities or Senior Securities.

(e) Voting Power. For any matter described in this Section 5 in which the Holders of the Series B Preferred Shares are entitled to vote as a class, such Holders shall be entitled to one vote per Series B Preferred Share. The Series B Preferred Shares held by the Corporation or any of its subsidiaries shall not be entitled to vote.

6.           Optional Redemption.

(a) Optional Redemption Price.  The Corporation shall have the right to redeem, in whole or in part, the Series B Preferred Shares with funds legally available for such purpose.  Any such redemption shall occur on a date set by the Corporation (the "Optional Redemption Date") and the Corporation shall effect any such redemption by paying cash for each Series B Preferred Shares to be redeemed at the redemption prices (each, a "Redemption Price") set forth below:

(i)           at any time on or prior to September 1,2012, on a pro-rata basis at a redemption price equal to 100% of the Series B Liquidation Preference, plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption;

(ii)           thereafter, at any time on or prior to September 1, 2013, on a pro rata basis at a redemption price equal to 102.25% of the Series B Liquidation Preference, plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption;

(iii)           thereafter, at any time on or prior to September 1, 2014, on a pro rata basis at a redemption price equal to 103.75% of the Series B Liquidation Preference, plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption; and

(iv)           thereafter, at any time on a pro rata basis, at a redemption price equal to 105% of the Series B Liquidation Preference, plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption.

If the Series B Preferred Shares are held of record by the nominee of the Securities Depository, the Redemption Price shall be paid by the Paying Agent to the Securities Depository on the Redemption Date.

(b)           Optional Redemption Notice.  The Corporation shall give notice of any optional redemption by mail, postage prepaid less than 15 days not more than 60 days, other than in the case of the Series B Preferred Shares issued on the Original Issue Date, in which the Corporation shall give notice of any optional redemption no less than two days, before the scheduled Optional Redemption Date, to the Holders of record (as of the 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series B Preferred Shares to be redeemed as such Holders' names appear on the Corporation's stock transfer books maintained by the Registrar and Transfer Agent and at the address of such Holders shown therein. Such notice (the "Optional Redemption Notice") shall state: (1) the Optional Redemption Date, (2) the number of Series B Preferred Shares to be redeemed and, if less than all outstanding Series B Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such Holder, (3) the applicable Redemption Price, (4) the place where the Series B Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the applicable Redemption Price therefor and (5) that dividends on the shares to be redeemed shall cease to accumulate from and after such Redemption Date.

(c)           Effect of Redemption; Partial Redemption. If the Corporation elects to redeem less than all of the outstanding Series B Preferred Shares, the number of shares to be redeemed shall be determined by the Corporation, and such shares shall be redeemed by such method of selection as the Securities Depository or the Corporation, as applicable, shall determine, with adjustments to avoid redemption of fractional shares. The aggregate Redemption Price for any such partial redemption of the outstanding Series B Preferred Shares shall be allocated correspondingly among the redeemed Series B Preferred Shares. The Series B Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided in this Statement of Designation.

(d)           Optional Redemption Funds.  If the Corporation gives or causes to be given an Optional Redemption Notice, the Corporation shall deposit funds sufficient to redeem the Series B Preferred Shares as to which such Optional Redemption Notice shall have been given, no later than 5:00 p.m. New York City time on the Business Day immediately preceding the Optional Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Optional Redemption Price to the Holders of the Series B Preferred Shares to be redeemed upon surrender or deemed surrender (which shall occur automatically if the certificate representing such shares is issued in the name of the Securities Depository or its nominee) of the certificates therefor as set forth in the Optional Redemption Notice. If the Optional Redemption Notice shall have been given, from and after the Optional Redemption Date, unless the Corporation defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Optional Redemption Notice, all dividends on such Series B Preferred Shares to be redeemed shall cease to accumulate and all rights of Holders of such shares as the Corporation's shareholders shall cease, except the right to receive the Optional Redemption Price, and such shares shall not thereafter be transferred on the Corporation's stock transfer books or be deemed to be outstanding for any purpose whatsoever. The Corporation shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Redemption Price of the Series B Preferred Shares to be redeemed), and the Holders of any shares so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Corporation for any reason, including redemption of Series B Preferred Shares, that remain unclaimed or unpaid after two years after the applicable Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Corporation upon its written request after which repayment the Holders of the Series B Preferred Shares entitled to such redemption or other payment shall have recourse only to the Corporation. Notwithstanding any Redemption Notice, there shall be no redemption of any Series B Preferred Shares called for redemption until funds sufficient to pay the full Redemption Price of such shares shall have been deposited by the Corporation with the Paying Agent.

(e)           Certificate. Any Series B Preferred Shares that are redeemed or otherwise acquired by the Corporation shall be canceled and shall constitute shares of Preferred Shares subject to designation by the Board of Directors as set forth in the Articles of Incorporation. If only a portion of the Series B Preferred Shares represented by a certificate shall have been called for redemption, upon surrender of the certificate to the Paying Agent (which shall occur automatically if the certificate representing such shares is registered in the name of the Securities Depository or its nominee), the paying Agent shall issue to the Holder of such shares a new certificate (or the applicable book-entry account shall be adjusted) to represent the number of Series B Preferred Shares that have not been called for redemption.

(f)           Redemption Priority. Except in the case of the Series B Preferred Shares issued on the Original Issue Date, in the event that full cumulative dividends on the Series B Preferred Shares and any Parity Securities shall have not been paid or declared and set apart for payment, the Corporation shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series B Preferred Shares or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all Holders of Series B Preferred Shares and any Parity Securities. The Corporation shall not be permitted to redeem, repurchase or otherwise acquire any Common Shares or any other Junior Securities unless full cumulative dividends on the Series B Preferred Shares and any Parity Securities for all prior and the then-ending Dividend Periods shall have been paid or declared and set apart for payment.

7.           Mandatory Redemption.

The Series B Preferred Shares will be redeemed by the Corporation in whole and not in part upon the acquisition of more than 49% of our outstanding capital stock by any person unaffiliated with the Corporation's Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou or members of his family or companies legally or beneficially owned or controlled by such persons, subject to full compliance with the terms and covenants of the Corporation's loan facilities (the "Mandatory Redemption Date").  Upon the Mandatory Redemption Date, the Corporation will redeem the Series B Preferred Stock at a cash redemption price per share equal to the applicable Optional Redemption Price set forth in Section 7.  Holders of Series B Preferred Shares shall also be entitled to receive on the Mandatory Redemption Date an amount equal to all accumulated, accrued and unpaid dividends to the Mandatory Redemption Date (whether or not the Corporation has earnings and whether or not authorized by the Board of Directors or declared by the Corporation.)

8.           Rank.  The Series B Preferred Shares shall be deemed to rank:

(a)           senior to all classes of the Common Shares, the Corporation's Series A Participating Preferred Stock and to any other class or series of capital stock established after the Original Issue Date, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series B Preferred Shares as to dividend distributions and distributions upon any Liquidation Event (collectively referred to with the Corporation's Common Shares as "Junior Securities"); and

(b)           on a parity with any other class or series of capital stock established after the Original Issue Date by the Board of Directors, the terms of which class or series are not expressly subordinated or senior to the Series B Preferred Shares as to dividend distributions and distributions upon any Liquidation Event (collectively referred to as "Parity Securities"); and

(c)           junior to all of the Corporation's indebtedness and other liabilities with respect to assets available to satisfy claims against the Corporation and to each class or series of capital stock established after the Original Issue Date by the Board of Directors, the terms of which class or series expressly provide that it ranks senior to the Series B Preferred Shares as to dividend distributions and distributions upon any Liquidation Event (collectively referred to as "Senior Securities").

The Corporation may issue Junior Securities from time to time in one or more series without the vote or consent of the Holders of the Series B Preferred Shares. The Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. The Board of Directors shall also determine the number of shares constituting each series of securities. The ability of the Corporation to issue Parity Securities and Senior Securities is limited as described under Section 5.

9.           Common Shares.  On July 1, 2015, any Holders of Series B Preferred Shares shall receive, for no additional consideration, on a pro-rata basis Common Shares representing an aggregate of 5.0% of the then-outstanding Common Shares, on a fully diluted basis.

10.           Definitions.  As used herein, terms not otherwise defined in this Statement of Designation shall have the following meanings:

"Affiliate" means, in regard to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, "control" (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

"Articles of Incorporation" means the Corporation's Amended and Restated Articles of Incorporation, as they may be further amended and/or restated from time to time.

"BCA" means the Business Corporations Act of the Republic of the Marshall Islands.

"Board of Directors" means the board of directors of the Corporation or, to the extent permitted by the Articles of Incorporation and the BCA, any authorized committee thereof.

"Business Day" means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.

"Bylaws" means the Amended and Restated Bylaws of the Corporation, as they may be further amended and/or restated from time to time.

"Common Shares" means each of the Corporation's shares of common stock, par value $0.01 per share.

"Cross Default" means a default by the Corporation under any credit facility if such default (a) is caused by a failure to pay principal of or interest or premium, if any, on outstanding indebtedness under the credit facility, or (b) results in the acceleration of such indebtedness prior to its maturity, and in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10 million or more.

"Dividend Payment Date" means each January 1, April 1, July 1 and October 1, commencing on July 1, 2012; provided, however, that if any Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be on the immediately succeeding Business Day.

"Dividend Payment Default" occurs if four quarterly dividends payable on the Series B Preferred Shares are in arrears.

"Dividend Period" means a period of time commencing on and including a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date) and ending on and including the day next preceding the next Dividend Payment Date.

"Dividend Rate" means a rate initially equal on the Original Issue Date to 9.75% per annum of the Series B Liquidation Preference per share and, from time to time, after the Original Issue Date, such rate per annum as shall be increased upon any (1) Cross Default; (ii) Dividend Payment Default; or (iii) Failure to Redeem, all as set forth in Section 3(b) of this Statement of Designation.

"Failure to Redeem" means the Corporation's failure to redeem all the Series B Preferred Shares on or prior to June 30, 2015, whether or not the Board of Directors has authorized any such redemption and whether or not such redemption is legally permissible or is prohibited by any agreement to which the Corporation is subject.

"Holder" means the Person in whose name the Series B Preferred Shares are registered on the Corporation's records.

"Issue Date" shall mean the date on which the Series B Preferred Shares are issued to the Holder of the Series B Preferred Shares, other than the Original Issue Date.

"Junior Securities" has the meaning set forth in Section 8(a) of this Statement of Designation.

 "Liquidation Event" means the occurrence of a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. Neither the sale of all or substantially all of the property or business of the Corporation nor the consolidation or merger of the Corporation with or into any other Person, individually or in a series of transactions, shall be deemed a Liquidation Event.

"Liquidation Preference" means, in connection with any distribution in connection with a Liquidation Event pursuant to Section 4(a) of this Statement of Designation and with respect to any holder of any class or series of capital stock of the Corporation, the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any accrued but unpaid dividends thereon to the date fixed for such payment, whether or not declared (if the terms of the applicable class or series of capital stock of the Corporation so provide). For avoidance of doubt, for the foregoing purposes the Series B Liquidation Preference is the Liquidation Preference with respect to the Series B Preferred Shares.

"Mandatory Redemption Date" has the meaning set forth in Section 7 of this Statement of Designation.

"Officer's Certificate" means a certificate signed by the Corporation's Chief Executive Officer or Chief Financial Officer or another duly authorized officer.

"Optional Redemption Date" has the meaning set forth in Section 6(b)  of this Statement of Designation.

"Optional Redemption Notice" has the meaning set forth in Section 6(b) of this Statement of Designation.

"Original Issue Date" shall mean June 12, 2012.

"Parity Securities" has the meaning set forth in Section 8(b) of this Statement of Designation.

"Paying Agent" means Computershare Inc., acting in its capacity as paying agent for the Series B Preferred Shares, and its respective successors and assigns, or any other payment agent appointed by the Corporation.

"Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust or entity.

"Preferred Shares" means any of the Corporation's preferred stock, par value $0.01 per share, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation's affairs, over shares of the Corporation's Common Shares, including, without limitation, the Series A Participating Preferred Stock and the Series B Preferred Shares.

"Record Date" has the meaning set forth in Section 3(c) of this Statement of Designation.

"Redemption Price" has the meaning set forth in Section 6(a) of this Statement of Designation.

"Registrar" means Computershare Inc., acting in its capacity as registrar for the Series B Preferred Shares, and its respective successors and assigns or any other registrar appointed by the Corporation.

"Securities Depository" means The Depository Trust Company, and its successors or assigns or any other securities depository selected by the Corporation.

"Senior Stock" has the meaning set forth in Section 8(c) of this Statement of Designation.

"Series B Liquidation Preference" means a liquidation preference for each Series B Preferred Share initially equal to US$30.00 per share, which liquidation preference shall be subject to (a) increase by the per share amount of any accumulated and unpaid dividends (whether or not such dividends shall have been declared) and (d) decrease upon a distribution in connection with a Liquidation Event described in Section 4 of this Statement of Designation which does not result in payment in full of the liquidation preference of such Series B Preferred Share.

"Statement of Designation" means this Statement of Designation relating to the Series B Preferred Shares, as it may be amended from time to time in a manner consistent with this Statement of Designation.

"Transfer Agent" means Computershare Inc., acting in its capacity as transfer agent for the Series B Preferred Shares, and its respective successors and assigns or any other transfer agent appointed by the Corporation.

For all purposes relevant to this Statement of Designation: the terms defined in the singular have a comparable meaning when used in the plural and vice versa; whenever the words "include," "includes," or "including" are used, they are deemed followed by the words "without limitation;" all references to number of shares, amounts per share, prices, and the like shall be subject to appropriate adjustment for stock splits, stock combinations, stock dividends and similar events; and, except as otherwise set forth in this Statement of Designation, if any event under this Statement of Designation occurs on a day that is not a Business Day, such event shall be deemed to occur on the first Business Day after such date.

10.           No Sinking Fund.  The Series B Preferred Shares shall not have the benefit of any sinking fund.

11.           Record Holders.  To the fullest extent permitted by applicable law, the Corporation may deem and treat the Holder of any Series B Preferred Share as the true, lawful and absolute owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

12.           Notices.  All notices or communications in respect of the Series b Preferred Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Statement of Designation, in the Articles of Incorporation and Bylaws or by applicable law.

13.           Amendment.  At any time when any Series B Preferred Shares are outstanding, neither the Articles of Incorporation nor the Statement of Designation shall be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Shares so as to affect them adversely without the affirmative vote of the Holders of a majority or more of the outstanding shares of Series B Preferred Shares, voting separately as a class.

14.           Fractional Shares.  Series B Preferred Shares may not be issued in fractions of a share.

15.           No Other Rights.  The Series B Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Statement of Designation or in the Articles of Incorporation or as provided by applicable law.

RESOLVED FURTHER, that the officers of the Corporation be, and they hereby are, authorized and directed to prepare and file a Statement of Designation of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Marshall Islands law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions.

We further declare under penalty of perjury that the matters set forth in the foregoing Certificate of Designation are true and correct of our own knowledge.

Executed in Athens, Greece on June 12, 2012

Name: Michael Bodouroglou
Title: Chief Executive Officer

Name: Maria Stefanou
Title: Secretary

[Signature Page to Statement of Designation]

EXHIBIT B

WARRANT

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUED UPON ANY EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND COMPLIANCE WITH SUCH STATE LAWS OR (II) AN APPLICABLE EXEMPTION THEREFROM AND AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT

No. W - 1

For the Purchase of 1,333,333 Shares of Common Stock
of Box Ships Inc.

(Organized under the Laws of the Republic of the Marshall Islands)

This is to certify that, for value received, Neige International Inc., or its permitted assigns (hereinafter called the "Warrantholder"), is entitled, subject to the terms and conditions hereinafter set forth, to purchase 1,333,333 shares of common stock, par value $0.01 per share (the "Common Stock") of Box Ships Inc., a Marshall Islands corporation (hereinafter called the "Company"), from the Company at the purchase price of $7.74 per share, and to receive a certificate or certificates for the shares so purchased.  This Warrant is first issued on June 12, 2012 (the "Original Issue Date"), and shall remain outstanding until the Termination Date (as defined below) subject to the following terms and conditions.

1.           Terms and Exercise of Warrant

(a)           Exercise Period.  Subject to the terms of this Warrant, the Warrantholder shall have the right, at any time during the period commencing on July 1, 2012 and ending at 5:00 P.M., New York City time, on June 30, 2017 (the "Termination Date"), or if such date is a day on which banking institutions in The City of New York are authorized by law to close, then on the next succeeding day which shall not be such a day (a "Business Day"), to purchase from the Company up to the number of fully paid and nonassessable shares of Common Stock which the Warrantholder may at the time be entitled to purchase pursuant to this Warrant.  Such shares of Common Stock and other shares that the Company may be required by the operation of Section 4 to issue upon the exercise hereof are referred to hereinafter as the "Warrant Shares."

(b)           Method of Exercise.  This Warrant shall be exercised by surrender to the Company or the warrant agent, at its principal executive office at 15 Karamanli Avenue, 166 73 Voula, Athens, Greece, or at such other address as the Company may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company or such other address as the Warrantholder may designate in writing, of this Warrant certificate, together with the form of Election to Purchase, included as Exhibit A hereto, duly completed and signed, and upon payment to the Company of the Exercise Price (as defined in Section 3), for the number of Warrant Shares with respect to which this Warrant is then exercised together with all taxes and governmental fees and charges applicable upon such exercise.  Payment of the aggregate Exercise Price shall be made in cash or by certified check or cashier's check drawn on a financial institution reasonably acceptable to the Company, payable to the order of the Company, or by wire transfer in immediately available funds to an account specified by the Company.  In the event the Warrantholder elects to exercise only a portion of the Warrant Shares which the Warrantholder is entitled to purchase pursuant to this Warrant, the Company shall issue a new Warrant entitling the Warrantholder to purchase the remaining number of Warrant Shares not yet exercised (the "New Warrant"); provided, however, all Warrant Shares purchased pursuant to this Warrant and any New Warrants must be purchased before the Termination Date.

(c)           Share Issuance Upon Exercise.  Upon such surrender of this Warrant certificate and payment of such Exercise Price as aforesaid, the Company shall promptly thereafter issue to the Warrantholder in such name or names as the Warrantholder may designate in writing, a certificate or certificates for the number of full Warrant Shares so purchased upon the exercise of the Warrant, together with cash, as provided in Section 5 hereof, with respect to any fractional Warrant Shares otherwise issuable upon such surrender.  Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of such Warrant Shares as of the close of business on the date of the surrender of this Warrant and payment of the Exercise Price, as aforesaid, notwithstanding that the certificates representing such Warrant Shares shall not actually have been delivered or that the transfer books of the Company shall then be closed.

2.           Legend On Warrant Shares.

Each certificate for Warrant Shares initially issued upon exercise of this Warrant, unless at the time of exercise such Warrant Shares are registered with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), shall bear the following legend:

THE SHARES OF COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND COMPLIANCE WITH SUCH STATE LAWS OR (II) AN APPLICABLE EXEMPTION THEREFROM AND AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public distribution pursuant to a registration statement under the Act of the securities represented thereby) shall also bear the above legend unless, in the opinion of such counsel as shall be reasonably approved by the Company, the securities represented thereby need no longer be subject to such restrictions.

3.           Exercise Price.

The price per share at which Warrant Shares shall be purchasable on the exercise of this Warrant shall be $7.74 per Share, subject to adjustment pursuant to Section 4 hereof (originally and as adjusted, the "Exercise Price").

4.           Adjustment of Exercise Price and Number of Shares.

The number of Warrant Shares issuable upon the exercise of this Warrant Certificate and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)           Merger.  If at any time there shall be a merger or consolidation of the Company with or into another corporation when the Company is not the surviving corporation, then, as part of such merger or consolidation, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive upon exercise of rights herein granted, during the period specified herein and upon payment of the aggregate Exercise Price, the number of shares of stock or other securities or property of the successor corporation resulting from such merger or consolidation, to which a holder of the stock deliverable upon exercise of the rights granted in this Warrant would have been entitled in such merger or consolidation if such rights had been exercised immediately before such merger or consolidation.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Warrantholder after the merger or consolidation.  The Company will not effect any such merger or consolidation unless, prior to the consummation thereof, the successor corporation shall assume, by written instrument reasonably satisfactory in form and substance to the Warrantholder, the obligations of the Company under this Warrant.

(b)           Reclassification, Etc.  If the Company at any time shall, by combination or reclassification of securities or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such combination, reclassification or other change.

(c)           Stock Dividends, Splits, Subdivisions or Combination of Shares.  If the Company at any time shall pay a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, or splits or subdivides its Common Stock, the Exercise Price shall be proportionately decreased and the number of Warrant Shares issuable pursuant to this Warrant shall be proportionately increased.  If the Company at any time shall combine or reverse split its Common Stock, the Exercise Price shall be proportionately increased and the number of Warrant Shares issuable pursuant to this Warrant shall be proportionately decreased.

(d)           Distribution of Assets.  If the Company shall declare or make any dividend or other distribution of its non-cash assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), at any time after the issuance of this Warrant, then, in each such case, the Warrantholder shall be entitled to participate in such Distribution to the same extent that the Warrantholder would have participated therein if the Warrantholder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the participation in such Distribution.

(e)           Notice of Adjustments; Notices.  Whenever the Exercise Price or number of shares hereunder shall be adjusted, the Company shall issue a certificate signed by its President, Chief Executive Officer or Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of shares hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first class mail, postage prepaid, with a copy by facsimile or electronic transmission) to the Warrantholder. The Company shall give written notice to the Warrantholder at least 20 days prior to the date on which the Company closes its books or takes a record for determining rights to receive any dividends or distributions.

(f)           Notices of Corporate Events.  If the Company (i) shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any dividend or other distribution of cash, securities or other property in respect of its Common Stock, (ii) authorizes or approves any (a) capital reorganization of the Company, (b) any reclassification of the capital stock of the Company, (c) any consolidation or merger of the Company with or into another corporation, (d) any sale of all or substantially all of its assets in one or a series of related transactions or (e) any tender offer or exchange offer pursuant to which holders of the Common Stock are permitted to tender or exchange their shares for other securities, cash or property or (iii) authorizes the voluntary dissolution, liquidation or winding up of the Company, then the Company shall mail or cause to be mailed (with a copy by facsimile or electronic transmission) to each Warrantholder a notice describing the material terms and conditions of such transaction at least 20 calendar days prior to the applicable record or effective date on which a person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Warrantholder is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

(g)           No other Adjustments; Warrant Certificates.  Except as provided in this Section 4, no other adjustments in the Exercise Price or the number or kind of securities issuable upon exercise of this Warrant shall be made during the term of this Warrant or upon exercise of this Warrant.

Irrespective of any adjustments in the Exercise Price or the number or kind of securities issuable upon the exercise of this Warrant, the Warrant certificate or certificates theretofore or thereafter issued may continue to express the same price or number or kind of securities stated in this Warrant initially issuable hereunder.

5.           Fractional Interest.

The Company shall not be required to issue fractional shares upon exercise of this Warrant but shall pay an amount of cash equal to the then current trading price, or if there is no public market, cash equal to the then fair market value of the Common Stock as reasonably determined by the Board of Directors of the Company, multiplied by such fraction.

6.           Transfers of Warrant

(a)           Transfer, etc.  The Company shall from time to time register the transfer of this Warrant on its books and records upon surrender of this Warrant accompanied by a written instrument or instruments of transfer substantially in the form of Exhibit B attached hereto, duly executed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney or by the duly authorized agent, provided, however, that the Warrantholder shall have given at least five (5) Business Days prior notice thereof to the Company, which notice shall include the identity of the transferee.  Upon any such registration of transfer, a new Warrant shall be promptly issued to the transferee(s), in the denomination or denominations specified in such instrument of transfer, and if requested by the Warrantholder, the Company shall issue to the Warrantholder a new Warrant evidencing the portion of this Warrant not so transferred.

(b)           Transferee.  Any person in possession of this Warrant properly endorsed and, if not the original holder hereof, to whom possession was transferred in accordance with the provisions of this Section 6 is authorized to represent himself as absolute owner hereof and is granted power to transfer absolute title hereto by endorsement and delivery hereof to a bona fide purchaser hereof for value; each prior Warrantholder, taker or owner waives and renounces all of his equities or rights in this Warrant in favor of every such bona fide purchaser, and every such bona fide purchaser shall acquire title hereto and to all rights represented hereby.

(c)           Applicable Laws.  The Company shall not be required to register any transfer of this Warrant pursuant to Section 6 hereof if such registration or transfer violates applicable laws, including applicable United States or other securities laws.

7.           No Rights as Shareholder Conferred by Warrant.

This Warrant shall not entitle the Warrantholder to any of the rights of a holder of any common stock of the Company, including, without limitation, the right to receive dividends, if any, or payments upon the liquidation, dissolution or winding up of the Company or to exercise any voting rights.

8.           Notices.

Any notice given pursuant to this Warrant by the Company or by the Warrantholder shall be in writing and shall be deemed to have been duly given upon (a) transmitter's confirmation of the receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or (c) the expiration of five business days after the day when mailed by certified or registered mail, return receipt requested, postage prepaid at the following address:

If to the Company:
15 Karamanli Avenue
166 73 Voula
Athens, Greece
Facsimile No.:  + 30 2108955140

If to the Warrantholder, then to the address of the Warrantholder in the Company's books and records.

Each party hereto may, from time to time, change the address to which notices to it are to be transmitted, delivered or mailed hereunder by written notice in accordance herewith to the other party.

9.           General Provisions.

(a)           Successors.  All the covenants and provisions of this Warrant shall bind and inure to the benefit of the respective executors, administrators, successors and assigns of the Warrantholder and the Company.

(b)           Choice of Law.  THIS WARRANT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, PERFORMANCE, AND ENFORCEMENT, AND WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.

(c)           Entire Agreement.  Except as provided herein, this Warrant, including exhibits, contains the entire agreement of the parties, and supersedes all existing negotiations, representations or agreements and other oral, written, or other communications between them concerning the subject matter of this Warrant.

(d)           Severability.  If any provision of this Warrant is unenforceable, invalid, or violates applicable law, such provision shall be deemed stricken and shall not affect the enforceability of any other provisions of this Warrant.

(e)           Captions.  The captions in this Warrant are inserted only as a matter of convenience and for reference and shall not be deemed to define, limit, enlarge, or describe the scope of this Warrant or the relationship of the parties, and shall not affect this Warrant or the construction of any provisions herein.

(f)           Amendments.  This Warrant may not be amended, and no provision or obligation herein may be waived, other than by a writing duly executed by each of the Warrantholder and the Company or, in the case of a waiver, by the party waiving compliance.

IN WITNESS WHEREOF, the Company caused this Warrant to be duly executed as of the date first above written.

BOX SHIPS INC.

By:
Title:

EXHIBIT A

BOX SHIPS INC.

ELECTION TO PURCHASE

Box Ships Inc.
15, Karamanli Avenue
Voula, 16673
Athens, Greece

Ladies and Gentlemen:

The undersigned hereby irrevocably elects to exercise the right of purchase set forth in the Warrant No. W - __ (the "Warrant"), to purchase thereunder ________ shares of Common Stock of  Box Ships Inc. (the "Shares") provided for therein and hereby tenders $______ in payment of the actual exercise price thereof, and requests that the Shares be issued in the name of

(Please Print Name and Address of Warrantholder above)

Dated: ______________,

Name of Warrantholder or Assignee:
(Please Print)

Address:

Signature:

EXHIBIT B

BOX SHIPS INC.

WARRANT TRANSFER FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________ the attached Warrant and appoints the Secretary of Box Ships Inc. (the "Company") as its, his or her attorney to transfer said right on the books of the Company with full power of substitution in the premises.

Dated:

__________________________

(Signature must conform in all respects to name of Warrantholder as specified on the face of the Warrant or on the Company's books and records)

Address